The computation of net income per share for the three and nine months ended
September 30, 1995 and 1994 is as follows:   (000's omitted, except per share
data)

                                       THREE MONTHS ENDED    NINE MONTHS ENDED
                                           SEPTEMBER 30,          SEPTEMBER 30,
                                           (UNAUDITED)           (UNAUDITED)
                                         1995       1994        1995     1994
                                       -------------------   ------------------
PRIMARY
Net income                             $  16,933  $ 10,057   $ 47,861  $ 23,666
                                       =========  ========   ========  ========
Add: Adjustments to net income
    net of tax, related to convertible
    debentures                               282         --        --        --
                                       ---------  --------   --------  --------
   Adjusted net income                    17,215    10,057     47,861    23,666
                                       =========  ========   ========  ========

Average common shares outstanding         29,652    21,837     29,020    21,712
Dilutive common equivalent shares
   issuable upon the exercise of options
   currently outstanding to purchase
   common shares                             995       817        878       613
Conversion of debentures                   1,537        --         --        --
                                       ---------  --------   --------  --------
                                          32,184    22,654     29,898    22,325
                                       =========  ========   ========  ========

Net income per share                    $    .53  $   0.44   $   1.60  $   1.06
                                       =========  ========   ========  ========

FULLY DILUTED

Net income                              $ 16,933  $ 10,057   $ 47,861  $ 23,666
Add:  Adjustments to net income
    net of tax, related to convertible
    debentures                             2,691        --     10,315        --
                                       ---------- --------   --------  --------
   Adjusted net income                    19,624    10,057     58,176    23,666
                                       =========  ========   ========  ========

Average common shares outstanding         29,652    21,837     29,020    21,712
Dilutive common equivalent shares
   issuable upon the exercise of options
   currently outstanding to purchase
   common shares                           1,237       817      1,291       613
Conversion of debentures                   7,113        --      7,113        --
                                       ---------  --------   --------  --------
                                          38,002    22,654     37,424    22,325
                                       =========  ========   ========  ========

Net income per share                   $    0.52  $   0.44   $   1.55  $   1.06
                                       =========  ========   ========  ========